Exhibit 10.1
MARKETING AGREEMENT

This MARKETING AGREEMENT (this "Agreement") is made and entered into as of May 1, 2015 ("Effective Date") by and between Hill-Rom Company, Inc., a corporation incorporated under the laws of the state of Indiana, having its principal offices at 1069 Indiana State Route 46 East, Batesville, IN 47006 (hereinafter referred to as "HRC") and Medovex Corp., a corporation organized under the laws of the state of Nevada, having its principal offices at 3279 Hardee Avenue Atlanta, GA 30341 (hereinafter referred to as “Medovex”). HRC and Medovex are each referred to as a "Party" and together as the "Parties."

WHEREAS, HRC and its affiliates manufacture and distribute a portfolio of acute care beds ("HRC Products"), as well as additional patient support system products, healthcare products and other therapeutic products and services, and Medovex provides IV poles ("IV Poles") (formerly known as Streamline ISS IV poles) to health care entities;

WHEREAS, HRC and Medovex wish to cooperate in their marketing activities with respect to certain of their customers on the terms and conditions detailed below;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Commencement and Term. This Agreement shall commence on the Effective Date, and unless sooner terminated as provided in this Agreement, continue for one (1) year (the "Initial Term"). The Agreement shall continue for additional one (1) year periods ("Subsequent Term") unless HRC gives Medovex or Medovex gives HRC at least thirty (30) days' written notice prior to the end of the Initial Term of its intention to terminate the Agreement after the Initial Term; subsequent to the Initial Term, either Party may terminate this Agreement, with or without cause, at any time upon thirty (30) days' prior written notice to the other Party.

2.  Relationship of the Parties.

2.1. Independent Contractors. Each of the Parties acknowledges that it is an independent contractor and shall in no circumstances by virtue of this Agreement or otherwise be deemed to be a partner, employee or agent of the other Party. Each of the Parties shall have full and sole responsibility for the payment of all of their employees' compensation, expenses, local, state and federal income tax, unemployment and workers' compensation insurance, Social Security, disability insurance, and any other applicable withholdings. The Parties agree that terms and conditions imposed on each other under this Agreement are for the purposes of ensuring the quality of the products and services to various health care entities and to patients and do not alter the status of the Parties as independent contractors. Each of the Parties will own all distribution, fulfillment and service requirements related to their own product.

2.2.  Separate Businesses. HRC and Medovex shall retain separate accounting and contracting relationships with any customers they may have in common and neither Party will be required to pay a cross-compensation or referral fee to the other Party; each Party shall retain the entire revenue generated by its sales of products or services.  Neither Party shall be a reseller, sales representative or distributor of the other Party's products, but may provide initial referrals to such Party as detailed in this Agreement.

3. Responsibilities of HRC

3.1. Marketing Support and Referrals by HRC.  HRC shall use reasonable efforts to provide marketing support and referrals with respect to Medovex IV Poles.

3.2. Cooperation with Medovex. HRC agrees that it will not enter into other cooperative sales/marketing agreements or distribution agreements with third parties who offer substantially similar IV Poles where Medovex is then operating.  In addition, during the Term, HRC agrees not to develop any IV poles which are competitive with the IV Poles offered by Medovex; provided, however, for the avoidance of doubt, that such restriction shall not apply to any products provided now by HRC.

3.3. Additional Cooperation with Medovex:

3.3.1. HRC sales representatives will make reasonable efforts to initiate conversations between potential customers and Medovex when customers express interest in an IV pole I mobility solution. HRC will also equip their sales representatives with appropriate sales literature and access to Product video demonstrations of the Medovex IV pole product.

3.3.2.HRC will make sales demonstration devices reasonably available for demonstration purposes in its "Customer Experience Center'' in Batesville, IN.

3.3.3. HRC will provide a non-binding annual unit forecast and a quarterly non-binding forecast of units on the first business day of the first month of each quarter. This will allow Medovex to accurately forecast componentry and plan manufacturing activities for timely delivery of product to end user.

3.3.4. HRC shall obtain Medovex's prior written approval of any advertising and/or promotional literature used in connection with the marketing and sale of the Medovex IV pole.

3.3.5. HRC and Medovex on not less than a quarterly basis will jointly review current marketing plans and non-binding forecasts related to the Medovex IV pole.

3.3.6. HRC will cover marketing costs for all new HRC co-branding materials that HRC creates.

3.3.7. HRC will discuss the Medovex IV pole solution with its sales force on an all-field call soon after the agreement is finalized and will demonstrate the solution at the National Sales and Service Meeting anticipated in the fall of 2015.

4. Minimum Sales.

4.1. Minimum unit sales performance for year 1 is contained in Exhibit 1,subsequent years of the agreement minimums will be set 60 days before the start of each follow on year. In the event that HRC fails to meet the minimum sales obligations in the Territory for any period as set forth in Exhibit I attached hereto, Medovex  in its sole discretion may (I) reduce minimum sales requirements, (2) remove HRC's exclusivity with respect to distribution of Medovex's IV Poles, or (3) terminate the Agreement. For purposes hereof, ''Territory" shall mean U.S. only but also Canada as it becomes regulatory available.

5. Responsibilities of Medovex

5.1. Marketing Support and Referrals by Medovex. Medovex shall use reasonable efforts to provide marketing support and referrals with respect to Hill-Rom's Products.

5.2. Additional Cooperation with HRC. Medovex agrees that it will not enter into other cooperative sales/marketing agreements or distribution agreements with third parties who offer substantially similar HRC Products where HRC is then operating. In addition, during the Term, Medovex agrees not to develop any products which are competitive with HRC Products; provided, however, for the avoidance of doubt that such restriction shall not apply to any products provided now by Medovex or new products using Medovex IV pole patents.

5.2.1. Medovex will be responsible for the cost of its own current marketing materials.

5.2.2. Medovex will provide all customer service and support services in Territory at Medovex expense

5.2.3. Medovex will notify HRC if a potential customer inquires about the Medovex Streamline IV Pole and they are using a competitive bed to HRC's bed, then Medovex cannot do business with them without HRC's approval.

6. Mutual Responsibilities

6.1. Third Party Communications. Medovex is willing to make a press release shortly after the signing of this agreement. Any public press releases or other general announcements of the collaboration of the Parties shall require the mutual agreement in advance of the Parties, both as to timing and content. In addition, the Parties will develop a standard communication strategy for both Parties to use with its customers in recommending HRC and Medovex Products, for example, when/how to inform customers about the Medovex and HRC relationship.

6.1.1. Both parties agree to co-promote the Medovex and HRC products as mutually agreed upon at trade shows and other venues where Medovex and HRC are present.

6.2. Guideline Compliance. Medovex and HRC will agree on a joint policy on approved combinations of Hill-Rom Products and Medovex's IV Poles, and Medovex agrees to advise its clients of the HRC policies and procedures with respect to such approved combinations.

6.3. Maintenance of Licenses, Approvals and Registration. Each of the Parties will ensure that it and its personnel possess and maintain all licenses, approvals and registrations required (collectively, "Registrations") by applicable legislation for the performance of their respective obligations under this Agreement. Each Party agrees promptly to notify the other of any suspension or termination of such Registrations.

6.4. Insurance. The Parties shall, at a minimum, maintain insurance in an amount of $5 million per occurrence and $5 million in the aggregate for each of: Commercial General Liability, and Professional Liability (Errors and Omissions), naming the other Party as an additional insured on the Commercial General Liability. The Parties shall, at a minimum, maintain statutory required limits for Workers Compensation insurance and $1 million per occurrence and $1 million in the aggregate for Employers liability Insurance. Each Party shall ensure that its applicable insurance policies do not provide an exclusion for Class Actions. The Parties agree to notify each other, at least, thirty (30) days prior to any cancellation, non-renewal or material change to this coverage. All such insurance will be considered primary. This Section does not limit the Parties' indemnity or other obligations in this Agreement, and the Parties do not represent that the insurance and limits required are adequate.

6.5. Indemnity. Subject to the terms in this section, each of the Parties (an "Indemnitor'') agrees to indemnify, defend and hold harmless the other Party and its respective shareholders, directors, officers, agents, independent contractors and employees (an "Indemnitee"), from and against all claims, demands, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable attorneys' fees, actually paid to unaffiliated third parties by Indemnitees ("Third-Party Claims") arising from (i) any infringement or alleged infringement of any such third party's rights in any inventions, improvements, ideas, and/or copyrightable work provided by Indemnitor; (ii) any personal injury to any personnel or customer employee resulting from the negligent performance or willful misconduct of Indemnitor or its agents or representatives; or (iii) Indemnitor's breach of Section 12 (Confidentiality). Indemnitees shall (i) promptly notify the lndemnitor of any claim by a third party being made against it arising from its activities in connection with this Agreement, and (ii) shall fully cooperate with Indemnitor in the defense of any such claim. Indemnitor shall have sole control over defense and settlement of all such claims. Notwithstanding any other provision of this Agreement, the Indemnitor shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed), except as provided in this section. If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and provides, in customary form, for the unconditional release of each Indemnitee from all liabilities and obligations in connection with such Third-Party Claim and the lndemnitor desires to accept and agree to such offer, the Indemnitor shall give written notice to that effect to the Indemnitee. If the Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnitor as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such final offer and also fails to assume defense of such Third-Party Claim, the Indemnitor may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnitee has assumed the defense, it shall not agree to any settlement without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned, or delayed). TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW AND EXCEPT WITH RESPECT TO VIOLATIONS OF SECTION 7.4 (CONFIDENTIALITY), SECTION 8 (INTELLECTUAL PROPERTY) OR A PARTY'S WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY UNDER ANY LEGAL THEORY (INCLUDING, WITHOUT LIMITATION, TORT, CONTRACT, OR OTHERWISE) BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, ANY CLAIM FOR DAMAGES BASED UPON LOST PROFITS OR LOSS OF GOODWILL.

The terms of this Section and the Parties' obligations hereunder, shall survive termination or expiration of this Agreement. Each Party's liability in respect of, and indemnity given in, this Section shall be reduced proportionally to the extent that any unlawful, negligent, grossly negligent, error or omission or willful misconduct of the other Party, its officers, employees or agents caused or contributed to the loss. NOTWITHSTANDING THE FOREGOING, EACH PARTY HEREBY DISCLAIMS ALL EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES AND CONDITIONS INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT.

6.6. Compliance with Laws. Each of the Parties agrees at all times to (a) conduct its activities under this Agreement in strict compliance with all applicable state and federal rules, regulations and laws now or hereafter in effect in the course of its performance of its obligations under this Agreement; (b) pay any and all fees and other charges required by such rules, regulations and laws when due; and (c) have and maintain in force and effect all licenses, permits, authorizations, registrations and qualifications necessary or appropriate to perform its obligations hereunder. Each of the Parties agrees to comply with all laws, regulations, guidelines and codes of ethics applicable to interactions with healthcare professionals, including, without limitation, the anti-kickback and related provisions of the Social Security Act. It is the policy of HRC and Medovex to conduct activities in accordance with applicable state and federal laws and regulations regarding Medicare, Medicaid, and other third party payor programs. Therefore, the Parties certify as to each of the following that:

6.6.1. Neither Party nor any of its affiliates is excluded from participation in any state or federal healthcare program, as defined in 42 U.S.C. §1320a-7b(f) for the provision of items or services for which payment may be made by a federal healthcare program.

6.6.2. Neither Party has contracted with any employee, contractor, agent, vendor or vendor's affiliate knowing that the contracting party is excluded from participation in any state or federal healthcare program.

6.6.3. No final adverse action, as defined in 42 U.S.C. § 1320a-7a(e) and 42 U.S.C. § 1320a-7a(g), has occurred or is pending against either Party or either Party's affiliates or contractors.

6.6.4. Each Party agrees to notify the other of any final adverse action, discovery of contract with an excluded entity of individual, or exclusion (as defined above) within thirty (30) days of such action.

6.7. Assignment. Neither Party may assign or subcontract its rights and obligations under this Agreement without the prior written consent of the other Party, except that HRC may assign to any of its affiliates or subsidiaries and Medovex or HRC may assign any of its rights or obligations to any successor in interest to its assets, whether by asset purchase or acquisition of ownership through stock purchase, merger, consolidation, or similar transaction, subject to Hill-Rom's right to terminate in Section 15.

7. Privacy

7.1. General Obligation. Medovex shall not provide any protected health information as defined in 45 C.F.R. 160.l03 to HRC. The Parties shall maintain the confidentiality of all patient health information which they acquire and will protect the privacy of patient health information and take all reasonable precautions to prevent inadvertent or unauthorized use, dissemination or disclosure of the patient health  information. The Parties will protect the privacy of personal information provided by a patient (including protected health information) and will comply with the Health Insurance Portability and Accountability Act of 1996,as amended by the HITECH Act ("HIPAA") and the Standards for Privacy of Individually Identifiable Health Information (the "Privacy Rule").

7.2.  Notification of a Breach. Each Party agrees to immediately notify the other Party if it becomes aware of a breach of this Section 11.

7.3. Confidential Information. "Confidential Information" means information relating to the research, development, products, methods of manufacture, services, trade secrets, business plans, customers, finances, and personnel data related to the business or affairs of Medovex and HRC, including but not limited to any and all information related to their products and services. Confidential Information does not include any information: (i) which the receiving Party knew before receiving it from the disclosing Party; (ii) which has become publicly known through no wrongful act of the receiving Party; (iii) which the receiving Party develops or developed independently from the Confidential Information, as evidenced by appropriate documentation; or (iv) is required to be disclosed by due process of law, in which event receiving Party will first notify the disclosing Party of such required disclosure to the extent permitted by law and cooperate with the disclosing Party's efforts to maintain the confidentiality of the information to the full extent possible, provided that any such cooperation will be at the expense of the disclosing Party.

All Confidential Information remains the property of the disclosing Party and no license or other rights in the Confidential Information is granted hereby.

7.4. Confidentiality. The Parties acknowledge that all Confidential Information of the other Party is confidential to the other Party and that any unauthorized use of the Confidential Information by the receiving Party may cause loss, damage or expense to the disclosing Party. The Parties agree not disclose any of the other Party's Confidential Information except in the following circumstances:(a) the disclosure is required by law and follows the requirements of Section 12(iv); (b) the disclosure is to the employees of the receiving Party, to the extent that he or she needs to know the Confidential Information and agrees to keep such information confidential; (c) the disclosure is reasonably made to a professional adviser; or (d) the disclosing Party consents in writing to the disclosure. The consent may be subject to the condition that the person to whom the disclosure is to be made enter into a separate confidentiality agreement. The Parties will take reasonable steps to ensure that their employees, agents and contractors will comply with these obligations. Each Party will return to the other Party any documents in its possession, power or control containing Confidential Information of the other Party upon request from the disclosing Party on the expiration or termination of this Agreement

8. Intellectual Property

8.1. Intellectual Property in General. The Parties acknowledge that any intellectual property which they own at the date they enter into this Agreement will remain the property of that Party and will not be transferred as a result of the Parties entering into this Agreement. Provided that a Party does not use the other Party's intellectual property or Confidential Information, if such Party independently develops, creates, or invents any new intellectual property as a result of work under this Agreement, that Party will own the newly developed, created, or invented intellectual property. Each Party grants to the other a revocable, limited, non-exclusive, non-transferable, non-royalty-bearing, right and license to use the materials provided by the other Party for the duration of this Agreement. The Parties will maintain the proprietary notices that appear on any materials provided hereunder, and on any copies and any media. No rights are granted other than those expressly set forth in this Agreement. These licenses shall expire upon the earlier of expiration or termination of this Agreement. Neither Party shall develop any intellectual property from the other party's Confidential Information, unless and until the Parties negotiate and enter into a separate written development agreement.

8.2. Trademark Control. Neither Party shall use the other Party's Trademarks in any manner, including, without limitation, in the advertisements, correspondence, displays, designs or posters, without submitting such proposed use to the other Party and first obtaining the other Party's prior written approval therefor. "Trademarks" are defined as trademarks, trade names, logos and other designations used to identify or distinguish the Parties' products, programs, processes, or services from the products, programs, processes or services of others.

8.3. Protection of Trademarks and Goodwill. Both Parties recognize that each Party has significant goodwill associated with their Trademarks and that it is critical to each Party that such goodwill be protected and enhanced. In order that the valuable goodwill of each Party shall be maintained, each Party agrees that, during the term of this Agreement and thereafter, it shall not (a) attack the title or any rights of the other Party in or to the Trademarks, (b) apply to register or maintain any application or registration of any Trademark or any other mark confusingly similar thereto, (c) use any of the Trademarks or any mark or name confusingly similar thereto except as expressly authorized hereunder, (d) take any action that would tend to destroy or diminish the goodwill of any Trademark, (e) use any colorable imitation of any Trademark or any variant form (including without limitation variant design forms, logos, colors, or type shapes) of any Trademark not specifically approved in writing by each Party, (f) misuse any Trademark, or (g) take any action that would bring any Trademark into public disrepute.  Both Parties agree to comply with all reasonable requests of the other Party for the protection of the Trademarks, including but not limited to the use of proper notice concerning the registered status of the Trademarks, if applicable, and proper notice that each Party is the owner of the Trademarks and each Party's use of the Trademarks is pursuant to a license from the other.

8.4. Notice or Intellectual Property Infringement. Each Party shall immediately notify the other in writing of any patent or copyright infringement or unauthorized use of the intellectual property of the other of which it becomes aware.  Each Party shall have the exclusive right in its sole discretion to institute any proceedings against such third party in its name and on its behalf. Both Parties shall reasonably cooperate with the other in any legal action taken against such third parties. Each Party shall pay all expenses of such actions in defense of their intellectual property and all damage payments relating to damage suffered personally by the offended Party which may be awarded or agreed upon in settlement of such· action shall accrue to the offended Party. Both Parties acknowledge that the actual or threatened breach of the provisions of this Section 14 by the other Party or by any of its agents, directors, officers, affiliates or employees may constitute irreparable harm to the offended Party and, in addition to all other rights or remedies available to the offended Party under law and under this Agreement, the offended Party shall be entitled to seek an injunction restraining the other Party or such person or entity therefore.

8.5. Termination. Either Party may terminate this Agreement immediately without notice if either Party (i) has a successor in interest to its assets, whether by asset purchase or acquisition of ownership through stock purchase, merger, consolidation, or similar transaction that is any of the companies listed in Exhibit 2, or their subsidiaries, parents and successors, (ii) sells, markets or otherwise directly or indirectly provides IV Poles that are compatible with the products of any of the companies listed in Exhibit 2, or their subsidiaries, parents and successors, or (iii) sells, markets or otherwise directly or indirectly provides adapters with its IV Poles to any of the companies listed in Exhibit 2, or their subsidiaries, parents and successors. A Party may immediately terminate this Agreement by written notice to the other Party if: (a) the other Party defaults in the performance of any significant or all of its obligations under this Agreement and fails to remedy such default within 30 days of receiving from the non-breaching Party written notice specifying such default and requiring such default to be remedied; (b) an insolvency event (a voluntary or involuntary proceeding under chapter 7 or chapter 11 of the United States Bankruptcy Code, appointment of a receiver, a liquidation or wind-down of the company, or an assignment for the benefit of creditors) occurs in relation to the other Party; or (c) the other Party behaves in a manner which the terminating Party reasonably believes in good faith to be materially disruptive or detrimental to its business or reputation.

8.6. Consequences of Expiration or Termination. The expiration or termination of this Agreement shall be without prejudice to the rights and remedies of either Party in respect of any breach of this Agreement. On termination or expiration of this Agreement, each Party must upon request of the other Party, at its own cost, return or deliver up to the other Party all material and property concerning or belonging to the other Party in its possession or control. Any accrued rights of the Parties up until the date on which this Agreement is terminated remain unaffected except to the extent that the Parties otherwise agree in writing. The provisions of Sections which by their nature should survive this Agreement shall continue to have effect after the expiry or termination of this Agreement.

8.7. Governing Law. With respect to all legal actions and proceedings arising out of or relating to this Agreement, each Party (i) agrees that the laws of the State of Indiana (without regard to its conflict of laws principles) govern; (ii) shall bring such actions and proceedings in a State court sitting in Indiana or a Federal court in Indiana; and (iii) submits to the jurisdiction any and all of the courts identified in this paragraph, together with their respective appellate courts.

8.8. Notices. A notice, consent, information, application or request that must or may be given or made to a Party under this document is only given or made if it is in writing and sent delivered, posted , or faxed to that Party as set out below:

HRC:	Name: Address: Fax number: Attention:	Hill-Rom Company, Inc. 180 N. Stetson Ave., Suite 4100, Chicago, IL 60601 312 819 7224 North America Legal
Medovex:	Name: Address: Fax number: Attention:	Medovex Corp. 3279 Hardee Avenue, Atlanta, GA 30341 844-MEDOVEX Patrick Kullmann, President, COO

A notice, consent, information, application or request is to be treated as given or made at the following time: (a) if it is delivered, when it is left at the relevant address; or (b) if it is sent by mailed, two (2) business days after it is posted.

9. Miscellaneous. This Agreement, including its exhibit(s) if any, is the entire agreement between HRC and Medovex concerning the subject of this Agreement and supersedes all prior and contemporaneous agreements between the Parties. Except as this Agreement otherwise permits, this Agreement may be amended only by an instrument in writing signed by both Parties which expressly refers to this Agreement and specifically states that it is intended to amend it. The failure of either Party to enforce at any time any of the provisions of this Agreement will not be construed to be a waiver of such provision or of the right of that Party to subsequently enforce any such provision. This Agreement may be executed in counterparts, each of which shall constitute and original and together which shall constitute one and the same document. Each Party must promptly execute all documents and do all things that another Party from time to time reasonably requests to effect, perfect, or complete this document and all transactions incidental to it. If a clause or part of a clause of this document can be read in a way that makes it illegal, unenforceable or invalid, but can also be read in a way that makes it legal, enforceable and valid, it must be read in the latter way. If any clause or part of a clause is illegal, unenforceable or invalid, that clause or part is to be treated as removed from this document, but the rest of this document is not affected. The fact that a Party fails to do, or delays in doing, something the Party is entitled to do under this document, does not amount to a waiver of any obligation of, or breach of obligation by, another Party. A waiver by a Party is only effective if it is in writing. A written waiver by a Party is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

10. Interpretation. In the interpretation of this document, the following provisions apply unless the context otherwise requires: (a) headings are inserted for convenience only and do not affect the interpretation of this document; (b) a reference in this document to a business day means a day other than a Saturday, Sunday or public holiday on which banks are open for business generally; (c) if the day on which any act, matter or thing is to be done under this document is not a business day, the act, matter or thing must be done on the next business day; (d) a reference in this document to any law, legislation or legislative provision includes any statutory modification, amendment or re-enactment, and any subordinate legislation or regulations issued under that legislation or legislative provision; (e) a reference in this document to any agreement or document is to that agreement or document as amended, novated, supplemented or replaced; (t) a reference to a clause, part, schedule or attachment is a reference to a clause, part, schedule or attachment of or to this document; (g) an expression importing a natural person includes any trust, partnership, joint venture, association, body corporate or governmental agency; (h) where a word or phrase is given a defined meaning, another part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning; (i) a word which denotes the singular denotes the plural, a word which denotes the plural denotes the singular, and a reference to any gender denotes the other genders; (j) references to the word 'include' or 'including' are to be construed without limitation; (I) a reference to this document includes the agreement recorded in this document; and (m) any schedules and attachments form part of this document.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HILL-ROM COMPANY, INC.	MEDOVEX CORP.
By: /s/ Luke W. Johnson	By: /s/ Jarrett Gorlin
Name: Luke W. Johnson Date: 4/20/2015 Title: VP of Marketing	Name: Jarrett S. Gorlin Date: 5/6/2015 Title: Chief Executive Officer